Mondee Holdings, Inc.
Q1 2023 Earnings Call Transcript
May 15, 2023 7:30 AM CT
Source: SA Transcripts

Company Participants
•Jeff Houston - Senior Vice President, Investor & Public Relations
•Prasad Gundumogula - Founder, Chairman, Chief Executive Officer
•Jesus Portillo - Chief Financial Officer
•Orestes Fintiklis - Vice Chairman and Chief Corporate Strategy and Business Development Officer
•Jim Dullum - Chief Operating Officer

Conference Call Participants
•Darren Aftahi - Roth MKM
•Tom White - D.A. Davidson
•Mike Grondahl - Northland Securities
•Brett Knoblauch - Cantor Fitzgerald

Operator
Good day and welcome to the Mondee First Quarter 2023 Earnings Conference Call. Please note this event is being recorded. I'd now like to turn the conference call over to Jeff Houston, Senior Vice President. Jeff, please go ahead.

Jeff Houston
Thank you, operator, and good morning to everyone. Welcome to Mondee's first quarter 2023 conference call. With me today our Fonder, Chairman, and CEO, Prasad Gundumogula; and Chief Financial Officer, Jesus Portillo who will also present our results. Also available for questions and answers is our Vice Chairman, Chief Strategy and Business Development Officer, Orestes Fintiklis; and Chief Operating Officer, Jim Dullum.

Before we begin, I'd like to remind everyone that this call may contain forward-looking statements including statements about revenue, growth of our business, our management and government plans, and other non-historical statements as further described in our press release. These forward-looking statements are subject to certain risks, uncertainties and assumptions, including those related to Mondee's growth, the evolution of our industry, our product development and success, our management performance and general economic and business conditions.

We undertake no obligation to revise any statements to reflect changes that occur after this call. Descriptions of these and other risks that could cause actual results to have a material difference from these forward-looking statements are discussed in our reports filed with the SEC and in our press release that was issued this morning.

During the call, we also refer to non-GAAP financial measures. Reconciliations of the most comparable GAAP measures are also available in the press release, which is available at investors.mondee.com.

With that, it’s my pleasure to turn the call over, Prasad?

Prasad Gundumogula
Thank you, Jeff. This morning, we are excited to welcome everyone to Mondee's first quarter 2023 earnings call to discuss our results and positive developments. We will highlight through the call. We appreciate your interest, whether you are a shareholder, a client, supplier, business partner, employee, prospective shareholders or analysts.

I will begin today's call with a summary of our business highlights and strategy, and then I will turn the call over to our CFO, Jesus Portillo for a more detailed review of our financial results and outlook. We will then conclude the session with time to answer a few questions.

We are pleased to begin 2023 with strong first quarter results. Mondee continued to deliver profitable growth. Gross revenue of approximately $700 million was 146% of first quarter 2022, while net revenue of approximately $50 million was 128% of first quarter '22, even though the international travel market only recovered to about 82% from its pre-pandemic peak.

Equally important as our continuing growth trend is that we continue to deliver profitability as we scale. First quarter adjusted EBITDA was $4 million, almost double the same period last year.

Turning to Slide 4 and 5. Today, we announced two acquisitions, Interep and Consolid, this follows the Orinter acquisition in the first quarter. Beginning with Interep, which is a leading luxury Brazilian B2B travel company, with a 40-year operating history, it serves upscale leisure travelers and limited corporate customers through a distribution network of 3,100 affiliates and influencers, as well as a network of 5,000 agents.

The company has experienced strong, profitable growth, doubling its net revenues compared to pre-pandemic levels. The acquisition of Interep will further expand and diversify Mondee's geographic footprint in Latin America, enhance its product offerings and provide a complementary distribution network to that of Orinter, Mondee's prior acquisition in Brazil, given Interep's focus in the luxury market and influence and drive in marketing strategies. This transaction was accretive as we paid just over three times multiple of 2022 adjusted EBITDA.

We also acquired Consolid, a leading company in the Mexican B2B2C Air and Ground-Arrangement Travel Market. With an 18-year operating history, Consolid sales and estimated 1,000 customers globally, with concentrations in Mexico and LatAm, through its Consolid and travel fan plans. The acquisition supports our continued expansion in Latin America and present several synergistic opportunities for technology and service offering deployments, as well as cross-selling within this very important growth - growing region. The transaction is accretive to Mondee as we paid a four times multiple of 2022 adjusted EBITDA.

Turning to Orinter, a high-growth and leading travel provider with a strong presence in Brazil and Latin America. Brazil is the largest and one of the more dynamic markets in South America, offers a natural expansion opportunity. Orinter is a disruptive growth company in a high-growth market, evidenced by its 2019 to 2022 net revenue CAGR of 38%, despite two full years of the pandemic.

The acquisition will enable Mondee to broaden the distribution of Orinter's travel content and leverage our proprietary technology platform and deploy revenue enhancements, such as fintech and ancillary solutions, while optimizing expenses to achieve meaningful top line- and bottom-line synergies. The transaction was accretive with the 2022 price to EBITDA multiple of approximately four times.

These acquisitions come on the heels of our acquisition of Orinter at the end of January. It was our first acquisition in Latin America and further expand and diversify Mondee's geographical footprint, product offerings and distribution networks.

Going forward, we plan to continue complementing our organic initiatives to expand our operations in Central and South America, while also exploring opportunities in other regions, such as Europe and parts of Asia. We intend to leverage our platform and marketplace to achieve sustainable growth and enhance our position as a leader in the travel industry.

In January 2023, Mondee introduced the Mondee Expert Influencer Affiliate Network program, which collaborates with new travel companies, experts and influencers to enhance current customer offerings and travelers' experiences while increasing distribution and reach. In furtherance of this program in April we announced a new partnership with TISSINI, utilizing this program with a micro network of 55,000 U.S. Hispanic women. Mondee is aiming to align with gig workers and influencers to help airline and hotel partners find and develop new channels, such as TISSINI, which represent a new value-added channel for both suppliers and Mondee.

Not only are we introducing new channels, but we are better servicing organizations that already participate in travel. Our business to enterprise, B2B segment performed very well. For example, in this first quarter we added a number of customers, including a sizable enterprise customers, serving millions of close group travelers that brings significant existing flight and hotel volume to Mondee. Within two months of going live, our seamless booking experience with privately negotiated content were able to significantly increase the number of joint flight and hotel transactions, meaningfully exceeding that customer's expectation.

The company's clear performance is partially based on the tailwind effect of the continuing international travel recovery. This is attributed to market share gains, with expansion into product segments beyond flights and hotel such as enhanced ground transportation options and special improvements in diversified revenue streams like fintech and ancillaries.

On Slide 6, to look at the major industry trends impacting Mondee's business. While first North America domestic air was fully recovered into 2019 levels in the first quarter, international travel, which is our main business was just 82% of the 2019 pre-pandemic levels. China, which reopened for inbound travel in January 2023 is now recovering, and we expect to experience more rapid recovery of our North America outboard travel to China in the back half of 2023, given the lead time necessary for travelers to typically plan and schedule Asia destination trips.

Pandemic-led labor shortages and concerns in fleet capacity, which led to basic undersupply in air and hotel in the first year's post pandemic are expected to gradually abate as we move through 2023 and beyond. Mondee's modern tech platform continues to evolve and become more and more appealing to the Gen Zs and Millennials, whilst purchasing power and influence is increasing.

On the headwind side, while we expect higher supplier prices to abate this year, recessions here may impact both operating costs and business demand in the short to medium term. However, Mondee is well positioned to mitigate these headwinds through its tech platform and value-based content.

Next, on technology. Mondee continues to enhance and expand the reach of its tech platform, facilitating 665,000 transactions in the first quarter '23, representing 144% of first quarter 2022. Each transaction could include multiple flights and hotels, vacation, rentals and ancillary solutions. Diversified solutions are providing higher-margin revenue streams and driving higher take rate.

Next, and excitingly, we are pleased to have recently strengthened our leadership team. First, we were thrilled to welcome Jesus Portillo to the Mondee family. He's a seasoned global finance executive with more than 20 years of financial experience, including leading global acquisition integration, implementing, turbulence of fleet controls and procedures at WPP and most recently as a Global CFO of ThriveDX.

He joined Mondee to lead the finance function of the company during our next phase of expansion. Jesus brings a proven record of delivering results and creating value and we are very excited to work with him to accelerate Mondee's sustainable growth.

We are also excited to welcome Meredith Waters as General Counsel. Her experience and knowledge will be invaluable in helping us navigate the complex legal landscape of the travel industry and supporting our continued growth. Meredith has 15 years of corporate life experience, including serving as Senior Legal Counsel at Apple and as a corporate attorney at Kirkland & Ellis. As we continue our evolution to streamline public company position for extraordinary growth, we will continue to add top level experienced talent to our executive ranks to oversee the smooth execution of our plan and expansion.

I will now pass the call over to Jesus for a review of our financial performance and outlook. Jesus?

Jesus Portillo
Thank you, Prasad. And thanks again to our audience for attending. We're proud of the company's first quarter financial performance, particularly the continued growth of adjusted EBITDA profitability.

Gross revenue of approximately $700 million was 146% of first quarter of '22, while net revenue of $50 million was 128% of first quarter '22, even though the international travel market only recovered to about 82% from its pre-pandemic peak.

Take rate, which we define as net revenue divided by gross revenue, continued to be in line with our expectations. Take rate for the first quarter was 7.1%, a substantial increase from 2019's pre-pandemic level of 4.2%, driven mostly by the success of our diversified revenue streams of ancillary and fintech solutions.

Over time, we expect take rate to continue trending upward as a higher portion of our revenue comes from a greater mix of hotels and soon cruises, events and activities, complementing the stickier and higher-margin transaction add-on revenue from ancillaries, fintech and subscription. Furthermore, we're happy with our overall business plans. We had over 665 million transactions in the first quarter of 2023, up from 463 million in the first quarter of '22.

Turning to expenses. GAAP sales and marketing as a percentage of gross revenue decreased to 5.4% from 5.7% in the same quarter last year. G&A as a percentage of net revenue was 9%, up from 6.2% a year ago as we incorporated new public company expenses.

Adjusted EBITDA was $4 million, almost double the same period last year. Note that reconciliation of GAAP to non-GAAP are available in today's earnings release. On a GAAP basis, the net loss was $13.3 million compared with net loss of $7 million last year. On a non-GAAP basis, adjusted net loss was $5.5 million versus a loss of $5.1 million last year. Net income loss included approximately $9 million of noncash and or nonrecurring items.

Looking at our balance sheet, at the end of first quarter we had approximately $60 million of cash and $150 million of debt, compared with $79 million and $134 million respectively at the end of December 2022. This $36 million increase in net debt was due to cash used for acquisitions, as well as an increase in our debt facility by $15 million.

Turning to our 2023 outlook and guidance. We now project net revenue to be in the range of $240 million to $245 million, representing year-over-year growth of 52%, measured at the midpoint. Adjusted EBITDA is still expected to be in the range of $40 million to $45 million. In summary, we believe that Mondee is in a strong financial position that will enable us to capitalize on the continued reopening of the international travel industry and in future organic and inorganic growth opportunities.

I will turn it now back over to Prasad. Prasad?

Prasad Gundumogula
Thank you, Jesus. We are very pleased with our first quarter and are excited for the rest of 2023 and beyond. Mondee is truly transforming the travel industry with its modern tech platform, connecting airlines, hotels and vacation rentals with millions of users through an expanding network of travel experts, gig economy workers and social media influencers.

Additionally, our comprehensive solution provides suppliers with a one-stop shop to reduce excess capacity and offer store distribution networks, not only unique privately negotiated value content but also fully fintech solutions and ancillaries, unlike the online broadcast distribution channels to market and B2C travel platforms.

We work collaboratively with suppliers, which strengthens their revenue management systems or strategies. Our content, technology and distribution uniquely positions us to continue disrupting the $1 trillion assisted and affiliated travel market.

Thanks for attending our first quarter earnings call, and we look forward to your ongoing support.

Question-and-Answer Session

Operator
Thank you. [Operator Instructions] Our first question for today comes from Darren Aftahi from Roth MKM. Darren, your line is now open. Please go ahead.

Darren Aftahi
Thank you. Good morning and nice work on the results. Two questions, if I may. First, just you commented about international travel and kind of where it is relative to kind of peak travel. I guess with the opening of China and how that's going to impact your business later in the year, like what do you think beyond that needs to happen to get back to peak levels is my question - first question.

And the second one, on fintech and ancillaries, how fast did that grow in the quarter? What was the attach rate? And sort of what are your expectations for the rest of the year? Thanks.

Prasad Gundumogula
I will answer the the second question first. So the fintech and ancillary is going very high, and they are increasing and improving month-by-month. So we have close to 15% to 18% attachment rate of ancillaries and fintech solutions wherein certain segments of business have higher attachment rate compared with others, which we are seeing a good catch up on other segments. And overall, it's between 15% and 18%.

So the first point on the international recovery, we are talking about 82% of the industry recovery in the international markets today. And in China's reopening, we expect to have the market fully recovered by the end of this year.

However, please note that we have been growing at - no, 150% approximately compared with the market being recovering at 82%. And our growth comes from taking the opportunities in the markets that are opening, at the same time increasing our revenue streams and the take rate from the current transactions that we are serving. Hope that answers...

Darren Aftahi
Great. Thanks, Prasad.

Operator
Thank you. Our next question comes from Tom White of D.A. Davidson. Tom, your line is now open. Please go ahead.

Tom White
Great. Good morning. Thanks for taking my questions. Two, if I could. I guess, just first on guidance. So you're raising the revenue outlook by, I think, $7.5 million, but you're holding the EBITDA range. Maybe just help us kind of parse out kind of different moving pieces there, kind of performance of the core business versus some of the new acquisitions versus maybe any updated kind of views or thoughts on how the macro may or may not be impacting you guys?

And then second question, three deals since the start of the year, all focused on kind of Latin America. Maybe just talk a little bit about why that market is where you guys have really been focused from an M&A perspective versus maybe some of the other, kind of, international, or even domestic opportunities you're looking at? Thanks.

Orestes Fintiklis
Thank you, Tom. So this is Orestes. So the adjustment we made to our guidance is effectively to include the two new acquisitions that we made for the second half of the year, and that is the increase in the revenue. In the EBITDA side, if you can see from the information that we have disclosed this morning about the size of these acquisitions for the rest of the 6 months of the year, the increase is 1.5 or so million.

So when we are talking about a range of 40 to 45, that is not significant enough to change the range, even though if we were targeting the low to mid kind of level of that range, now we're talking the mid- to high level of that range. So that is kind of a mathematical issue why we haven't adjusted also the EBITDA slightly upwards.

In relation to your second question, Latin America is a natural expansion for us, not only because of the geographical proximity but because there are obvious cross synergies, cross selling and other synergistic opportunities, which relate to the fact that there is a growth of the U.S. travelers - traveling to Latin America and also a growth of the Latin American travelers - traveling to the United States, which basically allows us to sell our content to the Latin American travelers of these three companies and the other way around.

There is also a lot of opportunity in Latin America because the tech penetration is even less than the United States and other parts of the world. And as you know, one of the synergies that we intend to realize with these acquisitions is to provide our modern technology to market that have a fairly high tech depth. Having said that, that doesn't mean we're not going to close more acquisitions in other geographies, there is also an element of - just timing wise, having closed those three in Latin America first.

Jim Dullum
Yes. Tom, it's Jim Dullum. Let me just add on to what Orestes was saying. I mean, if you look at the performance of that whole region throughout the pandemic and these companies specifically, they had strategies that they executed very effectively. So with all three companies, I mean, they're fantastic management teams that have executed flawlessly to this point.

So as Orestes points out, what they now need to go to the next level, they've all gained market share throughout the pandemic, but they now need to go to the next level is Mondee technology and access to Mondee distribution, et cetera, and content. So those things will all help them. So we just saw a multiplier effect there at good values. And so that just made sense to do these first while we focus on and continue to work on other areas.

Tom White

Great. Thanks, Orestes. Thanks, Jim.

Operator
Thank you. Our next question comes from Mike Grondahl of Northland Securities. Mike, your line is now open. Please go ahead.

Mike Grondahl
Hey, guys. Good morning. I know the first acquisition you did, Orinter, closed like February 1. So it's pretty recent. But I know they had a big hotel presence and a high take rate of 13%. Is - how is that integration going? How is that business performing? And have you been able to leverage some of their hotel DNA to kind of expand your hotel presence?

Orestes Fintiklis
Yes. Thank you, Mike. I'll take this one. So we are in the process of integrating their hotel content, which we hope to be able to complete this process within the next few weeks. And we do anticipate seeing some of those results showing in the second half of the year, I mean the additional synergies.

Now having said that, another point to bear in mind is that the Interep acquisition we announced this morning has even more hotel component. It's more than 80% hotel and it has zero air. So there, there is even more of that dynamic going on where we are enhancing our hotel content. In the case of Interep, mostly with luxury product, and that's how it complements the hotel content of Interep which, like you mentioned, we closed about 2.5 months ago.

Mike Grondahl
Got it, got it. And then where would you describe your marketing strategy and level today? I know there's been times in the last couple of years where you've pushed harder on marketing, then you've pulled back a little bit. Sort of, what level of marketing are you doing now to kind of push and how do you see that playing out the rest of the year?

Orestes Fintiklis
Yes. So Mike, let me kind of start and then maybe Prasad and Jim can add. But we are at the level that we are pushing full on. I mean you may recall that on the marketing side, we intensified our efforts first in North America when we reopened after the pandemic, then in Europe, in Asia at the beginning of the year and now.

So as you know, we recently also hired a very strong professional team there in December of last year to enhance our marketing strategies and our marketing teams. So this is an area that we are having more expenses than usual. And that is one of the reasons that you are seeing a much higher revenue, not translating necessarily into a pro rata increase in EBITDA. EBITDA is still increasing and doubling, but not to the same extent. And this is because now we are enhancing those marketing strategies and teams.

We are expanding to more influencer-driven - social media influencer driven strategies. So there is a lot going on there, which now is showing higher cost structure, but we hope that - and we anticipate, that it will show much higher revenues in the second half of the year and the beginning of 2024.

Mike Grondahl
Got it. Okay. And just like - go ahead Jim.

Jim Dullum
I was just going to add, Mike, that just to - if you think about, as Orestes just said it, we are now practicing marketing at two different levels, right? There is the level which is becoming much more effective and efficient against the core business, so the kind of marketing that has allowed us to continue to take advantage of different geographies by moving sort of our marketing focus to the geographies that are opening up best, et cetera, and taking advantage of that.

But as we transform it, and as the business itself transforms and our marketplace goes through its own transformation with the rise of the influencers, the experts, et cetera, the TISSINI announcement that we made a few weeks ago that we just reiterated here would be an example of that with the gig workers and so forth in particular segments and sections, that marketing effort is kicking into gear as well.

So Kymber and her team are very focused now at basically marketing in different areas for the way the marketplace is transforming. So that when you look at our marketing efforts, expect them they're kicking into high gear, and they will be - they will have a broader focus because our marketplace is broadening, as is our product offerings and services.

Mike Grondahl
Got it. Thanks, Jim. And just lastly quick. I think I saw the Consolid acquisition had $8 million of revenues and approximately $1 million of adjusted EBITDA. And I think Interep had $2.8 million of adjusted EBITDA, but I didn't see the revenue number. Did you guys disclose that?

Orestes Fintiklis
Yes, we disclosed the EBITDA margin. We said 28%. So from that, you can infer it was just over $10 million, right?

Mike Grondahl

Okay, got it. Thanks.

Operator
Thank you [Operator Instructions] Our next question comes from Brett Knoblauch from Cantor Fitzgerald. Brett, your line is now open. Please go ahead.

Brett Knoblauch
Hi, guys. Thanks for taking my question and congrats on the quarter. Maybe just a more macro-oriented question for me. I think a lot of the companies in the travel space have been slagging, now that people have been traveling a lot for the last year or so. Can you maybe just talk about how this may be impacting you guys or maybe not impacting you guys as much based on the reasons you prominently operate in? Thanks.

Orestes Fintiklis
Yes. Thank you, Brett. So one point I would make here is that many of the other travel companies, their progress in the U.S. domestic market or at least a bigger proportion of their business is that, and that is why you have this slagging element that you mentioned.

I mean we discussed already how domestic travel has recovered already even from the end of last year to its pre-pandemic peak. Whilst international average was in the 70s, the recovery, I mean, the 70 percentile of the pre-pandemic peak. And now with the growth in Q1, you're low 80%. So this is one of the dynamics that are basically differentiating feature from the macro level.

Now specifically for Mondee, in addition to the fact that we have a more favorable macro dynamic by focusing more than 80% international travel, we also have the dynamic of growing market share and also the dynamic of diversifying our revenue streams and adding all these fintech and ancillary solutions. So if you combine all that, we believe that Mondee has a completely different dynamic to the incumbents in the space.

Jim Dullum
Yes. And Brett, it's Jim. I'll just again, just to emphasize something that Orestes just pointed out so well there, that the advantage of the agility of Mondee, which is absolutely created by our tech platform, our tech-driven culture here, is the advantage of that agility is allowing us to take - to go after the segments of the market that are emerging quickly, and focus not only our products and our services, but the ways in which we communicate, the ways in which we enable the various groups of travelers and all of their providers to come together, those things really allow - that gives us the agility to go and take market share.

So Orestes pointed out that even if the market starts slagging on us a little bit, we see that generally as an opportunity to go and garner even more share. While others are defending, we're going on offense, and we have the tools to do it.

Brett Knoblauch
Perfect. And then maybe if I could just ask one follow-up. I guess your full year guide that you raised, can you maybe just talk about how much inorganic growth you guys are expecting from the acquisitions to contribute this year? Thank you.

Orestes Fintiklis
Yes. I think, Brett, we answered this question. So the addition that we made from last quarter to this quarter on the revenue side is precisely adding the revenues for the next 6 months of these two companies we announced today. So that's kind of the simple math on that point. And of course, as the expectations and the numbers rolling throughout the year, we will be adjusting or improving our guidance accordingly.

Brett Knoblauch
Thanks. Appreciate it.

Operator
Thank you. That concludes the Q&A for today. I'd like to turn the call back over to Jeff Houston, SVP.

Jeff Houston
Thanks, Alex, and thanks to all who tuned in for our first quarter 2023 earnings call, whether it was here on the live call, the replay or by reading the transcript. We appreciate your interest in Mondee and welcome the opportunity to further connect with you. If you have any questions or would like to learn more about Mondee, please don't hesitate to schedule a call with us.

To help facilitate meetings. We plan to attend the following investor conferences upcoming in May and June. First is the JPMorgan Global Technology Conference in Boston on May 22 through 23, then the Stifel Cross-border Conference in Boston on June 6, William Blair Growth Conference in Chicago on June 7 through 8, the Cantor Tech Conference in New York on June 14, and the Roth MKM London Conference on June 20 through 22. You can get more information at our IR website, investors.mondee.com, or send us an e-mail at ir@mondee.com. Thank you.

Operator

Thank you for joining today's call. You may now disconnect your lines.